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                                   EXHIBIT 5





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                                                                      EXHIBIT 5


                    Form of Opinion of Phelps Dunbar, L.L.P.


                               ___________, 1999


Cleco Corporation
Cleco Holding Corporation
2030 Donahue Ferry Road
Pineville, Louisiana 71360-5226

        Re:  Cleco Corporation
             Registration Statement on Form S-4, SEC File No. 333-71643

Ladies and Gentlemen:

     We have acted as counsel to Cleco Corporation ("Cleco") and its subsidiary, Cleco Holding Corporation (the "Company") in connection with the preparation of the above referenced Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") with respect to the issuance by the Company of up to 22,511,280 shares of common stock and 353,919 shares of preferred stock (collectively, the "Company Shares") in connection with the formation of a holding company and the exchange of shares of capital stock of Cleco for shares of capital stock of the Company. In so acting, we have examined and relied upon the original, or a photostatic or certified copy, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below.

     In such examination, we have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to us by the Company, and the truth and accuracy of all facts set forth in all certificates provided to or examined by us.

     Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Company Shares have been duly authorized, and, when issued and sold upon the terms described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     The foregoing opinions are limited to the laws of the State of Louisiana and the federal laws of the United States of America. We express no opinion as to matters governed by the laws of any other state. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility to advise you of any

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changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.

     This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Commission thereunder.


                                       Very truly yours,



                                       PHELPS DUNBAR, L.L.P.



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